Exhibit 9.1

Medical Research Institute, Inc.

Balance Sheets

	March 31,	December 31,
($ in 000s)	2007	2006
Assets
Current assets:
Cash and cash equivalents	$4,174	$4,027
Accounts receivable, net of allowances for doubtful accounts and returns of $14 at March 31, 2007 and $25 at December 31, 2006, respectively.	2,756	2,440
Inventory	2,948	3,229
Prepaid expenses and other current assets	96	183
Total current assets	9,974	9,879

Property and equipment, net	146	163

Patents, net	300	288

Total assets	$10,420	$10,330

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,607	$1,269
Related party payable	140	113
Accrued expenses	147	115
Current portion of notes payable	12	11
Total current liabilities	1,906	1,508

Notes payable, net of the current portion	34	38

Total Liabilities	1,940	1,546

Total stockholders’ equity	8,480	8,784

Total liabilities and stockholders’ equity	$10,420	$10,330

Medical Research Institute, Inc.

Statements of Operations

	For the three months ended March 31,
($ in 000s)	2007	2006

Net sales	$4,434	$9,591
Cost of goods sold	2,138	3,788
Gross profit	2,296	5,803

Research and development expenses	22	173
Selling and marketing expenses	1,261	791
General and administrative expenses	1,324	1,766
Total operating expenses	2,607	2,730

Operating income (loss)	(311)	3,073

Other income, net	31	223
Income (loss) before tax provision	(280)	3,296

Income tax provision	1	20

Net income (loss)	$(281)	$3,276

Medical Research Institute, Inc.

Statement of Cash Flows

	For the three months ended March 31,
($ in 000s)	2007	2006
Operating activities
Net income (loss)	$(281)	$3,276

Adjustments to reconcile income to net cash provided by operating activities:
Depreciation	19	15
Amortization	2	4
Allowance for doubtful accounts	(11)	3
Changes in operating assets and liabilities:
Accounts receivable	(304)	(303)
Inventory	281	99
Patents	(14)	—
Prepaid expenses and other current assets	87	85
Accounts payable	338	(1,805)
Accrued expenses	59	131
Net cash provided by operating activities	176	1,505

Investing activities
Purchases of property and equipment	(2)	(47)
Net cash used in investing activities	(2)	(47)

Financing activities
Repayments of notes payable	(4)	(3)
Distributions to stockholders	(23)	—
Net cash used in financing activities	(27)	(3)

Net increase in cash and cash equivalents	147	1,455
Cash and cash equivalents, beginning of period	4,027	2,940

Cash and cash equivalents, end of period	$4,174	$4,395